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                                                                   Exhibit 10.71

                                    AGREEMENT

THIS AGREEMENT IS MADE BY AND BETWEEN


CHRISTIAN LACROIX, a Societe en Nom Collectif (commercial partnership), whose registered office is at 73, rue du Faubourg St Honore, 75008 PARIS, registered with PARIS Trade and Companies Register under number 341 265 858 , represented by Mr Serge Marx.

Hereinafter referred to as "LACROIX"

AND

INTER PARFUMS, Societe Anonyme (French Public Limited Company), whose registered office is 4, rond point des Champs Elysees, 75008 PARIS, registered with Paris Trade and Companies Register under number 350 219 382, represented by Mr Philippe Benacin.

Hereinafter referred to as "INTER PARFUMS"


WHEREAS:

     LACROIX, a subsidiary of the company LVMH - MOET HENNESSY.LOUIS VUITTON, is the owner of the international class 3 "CHRISTIAN LACROIX " trademark, which, both in France and abroad, enjoys international renown and a prestigious image in the domain of haute-couture, and of luxury ready-to-wear clothing and accessories.

     INTER PARFUMS is desirous to exploit the CHRISTIAN LACROIX trademark for the manufacture and distribution of perfumes and derived products under that trademark under conditions consistent with the prestige of the trademark and the reputation for high quality of CHRISTIAN LACROIX products.


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     The Parties acknowledge the mutual interest they share in preventing any detriment to the CHRISTIAN LACROIX brand image. They will act accordingly to defend its influence and develop its prestige; they will proceed jointly or severally, promptly in all matters that may contribute to achieving this objective.

In the perspective of engaging in joint endeavours to confer a style exclusive to CHRISTIAN LACROIX upon those products constituting the subject matter of this Agreement,

NOW THEREFORE THE PARTIES HAVE AGREED AS FOLLOWS:

ARTICLE 1: DEFINITION

For the purposes of this Agreement, the meaning of certain terms is specified below:

1.1 "AGREEMENT" shall mean the present Licence Agreement and its Exhibits.

1.2 "PRODUCTS" shall mean the perfumes, eaux de toilette, products derived directly from these perfumes, excluding cosmetics, which INTER PARFUMS may create or shall create in the performance of this Agreement.

1.3 "PRODUCT ENVIRONMENT" shall mean the bottles, the covers or boxes, the perfume packaging and products derived from the perfumes.

1.4 "TERRITORY" shall mean the whole world, including duty-free points-of-sale.

1.5 "TRADEMARKS" shall mean the existing international class 3 trademark registrations and/or applications in the name of the CHRISTIAN LACROIX company as listed in Exhibit 1. The Parties also agree to designate by this term all future trademark registrations and/or applications in the name of the CHRISTIAN LACROIX company under this Agreement.

1.6 "CONTRACT YEAR" shall mean the period between 1st January of one year N and 31st December of that same year.



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1.7 "RETAILER" shall mean any point-of-sale or retail sale area authorised to sell Products bearing the CHRISTIAN LACROIX Trademark.

1.8 "DISTRIBUTOR" shall mean any independent company authorised to sell Products bearing the CHRISTIAN LACROIX Trademark by virtue of a written agreement or of understandings with INTER PARFUMS to retailers in on or more countries.

ARTICLE 2: SUBJECT MATTER OF THE AGREEMENT

2.1 Under the terms and conditions of this Agreement, LACROIX grants INTER PARFUMS the exclusive right to use the Trademark for the manufacture and commercialisation of the Products in the Territory under the circumstances defined herebelow.

2.2 In this context, the use of the term "exclusive" shall mean that, for the entire term of this Agreement, LACROIX shall refrain from granting other licences for the manufacture and/or sale of the Products bearing the Trademarks.

2.3 It is expressly understood and agreed by INTER PARFUMS that LACROIX reserves the right to open stores anywhere in the world under the "CHRISTIAN LACROIX " name, and INTER PARFUMS undertakes to supply such stores at their request. INTER PARFUMS shall keep its Distributors duly informed of the existence of this exception to the exclusive rights that INTER PARFUMS may have granted them in their distribution area. INTER PARFUMS shall sell the Products to these stores at the wholesale price minus ________________.

ARTICLE 3: OBLIGATIONS OF THE PARTIES

3.1 INTER PARFUMS undertakes to actively exploit this Licence throughout the Territory or at least in those countries of the Territory where exploitation of the "CHRISTIAN LACROIX" Trademark can be envisaged having regard to the presence of competing brands, and to conduct an active policy as concerns the manufacture and commercialisation of the Products. If, in any given country, the Products are not commercialised for 3 (three) years, the Parties shall meet with a view to adopting a strategy for that country.



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3.2 INTER PARFUMS undertakes that all the Products, as well as all the perfume extracts or constituents of the Products, shall be made in Europe.

3.3  DISTRIBUTION NETWORK

3.3 a) INTER PARFUMS undertakes to adopt a selective sales policy for the distribution of the Products and only to sell the Products through selective points-of-sale, perfume shops and department stores. INTER PARFUMS further undertakes that the Products shall be commercialised at a price corresponding to the "CHRISTIAN LACROIX" brand image.

 3.3 b) INTER PARFUMS undertakes to ensure the reputation and prestige of the Trademark is upheld through a suitable marketing policy and sales methods for the selective distribution system. INTER PARFUMS undertakes to commercialise the Products in a selective distribution network covering the entire Territory, within the limits of Article 3.1 above, and to maintain an administrative and sales structure capable of ensuring effective control.

 3.3 c)  In order to maintain the "CHRISTIAN LACROIX" brand image, INTER
         PARFUMS undertakes not to commercialise the Products other than in points-of-sale meeting the criteria for quality and employing competent personnel. INTER PARFUMS shall insert a corresponding clause in all of its agreements entered into with its Distributors or with Retailers. INTER PARFUMS shall furnish LACROIX with a standard model of such contracts, for information.

 3.3 d) In order to check that the Products are being distributed on the Territory in accordance with the prestige of the Trademark, LACROIX may visit or have inspectors visit the points-of-sale. If it appears that some of these fail to meet the requirements set out in subparagraph 3.3c) above, LACROIX may ask INTER PARFUMS to remove the Products or to have the Products removed from the points-of-sale visited and to discontinue commercialisation of the Products through those points-of-sale.

 3.3 e) INTER PARFUMS shall regularly forward the list of its Distributors and Retailers to LACROIX.

 3.3 f) INTER PARFUMS shall provide LACROIX with a breakdown of sales of Products by country once per year.



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3.4 INTER PARFUMS undertakes to control its distribution network closely and to deliver the Products in reasonable quantities with regard to the potential of each market where the Products are distributed, in order to prevent any sales outside of the distribution network.

3.5 The Parties agree that the reputation of "CHRISTIAN LACROIX" in haute-couture and luxury ready-to-wear clothing is the basis of the interest in its Trademark, and that the impact of this reputation substantially affects the positioning of the Trademark in the perfume industry.

In this perspective, LACROIX undertakes, as a material and essential conditions of this Agreement, failing which stipulation the Parties would not have entered into the Agreement, to obtain from the present and future majority partner, controlling the CHRISTIAN LACROIX company:

     o the express undertaking to regularly support the creative activities of LACROIX in haute-couture and luxury ready-to-wear clothing, or any other fashion activity liable to support the image of prestige of the CHRISTIAN LACROIX Trademark;

     o the express undertaking to consolidate the personal notoriety of Mr Christian LACROIX, in particular through his presence at fashion parades of haute-couture and ready-to-wear clothing, and by media appearances.

ARTICLE 4: TIMETABLE FOR LAUNCHING THE PRODUCTS

4.1 INTER PARFUMS undertakes to take all the necessary steps so that, within 12 (twelve) months of the Effective Date of this Agreement, a first perfume, comprising a line for women, shall have been launched. It is, however, specified that at the date this Agreement is signed, the development of this first perfume, at the instigation of LACROIX, is partly in the finalisation stage, INTER PARFUMS having to ensure the technical finalisation, consisting in particular in selecting suppliers and negotiating with them the choice of plastics and quality of moulds. This technical finalisation shall be submitted to final approval of LACROIX. In addition, the finalisation budget for this first perfume shall be determined by mutual agreement in a separate letter.

4.2 INTER PARFUMS undertakes to take all the necessary steps so that, within 36 (thirty-six) months of the Effective Date of this Agreement, the first line of perfume referred to above shall be widely distributed in Europe, North America, South America, Asia and the Middle East, and shall also be present in duty-free points-of-sale.


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4.3 During the 3rd (third) Contract Year, the Parties, having regard to the sales figures for the first line of perfume, shall confer about the development of a second line of perfume (for men and/or for women), possibly for a wider public. This second line could possibly be designated by the trademark
________________.

4.4 In the 5th (fifth) Contract Year, with the express proviso that the second line of perfume referred to above has actually been launched, INTER PARFUMS and LACROIX shall confer about the development of a third line of perfume, which may possibly be consistent with the image of haute-couture.

ARTICLE 5: TERM

5.1 This Agreement shall come into effect as of 1st March 1999 and shall expire, unless Article 5.2 is brought into force, on 31st December 2010.

5.2 The Parties shall meet 48 (forty-eight) months before the Expiration Date of the Agreement as indicated above to negotiate the possible renewal of the Agreement, it being specified that the criteria forming the basis for discussion shall pertain to the results actually achieved by INTER PARFUMS in the performance of this Agreement. The Parties shall use their best efforts to renew this Agreement on the basis of reasonable figures proposed by INTER PARFUMS, but which LACROIX may nonetheless decline on the grounds of serious disagreement or improper performance of this Agreement by INTER PARFUMS or of the strategic wishes of LACROIX and/or the LVMH Group to manage the development of "CHRISTIAN LACROIX" perfumes directly within their organisation. Should the Parties fail to reach a written agreement to this effect by 31st December 2007, this Agreement shall terminate as of the Expiration Date indicated in Article 5.1.

ARTICLE 6: ROYALTIES

6.1 In consideration for the rights granted to it under this Agreement, INTER PARFUMS shall pay the following licence fees to LACROIX:

     o __________________ of INTER PARFUMS' annual turnover from the sale of the Products in the bracket between _______________________________
          ______________________________________________.


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     o    __________________ of INTER PARFUMS' annual turnover from the sale of the Products in excess of __________________________________________.

6.2 The basis used for calculating turnover shall be the net total invoiced by INTER PARFUMS (head office and subsidiaries) to its Retailers and Distributors, including invoices further to orders by LACROIX, but exclusive of point-of-sale advertising materials (point-of-sale advertising meaning window displays, samples, testers, miniatures, etc.) and promotional items such as umbrellas, bags, cases, etc. given free-of-charge to the Distributors and/or Retailers (the said materials and items under no circumstances to exceed 10% [ten per cent] of total sales), excluding taxes on turnover or profits and excluding transport costs, and after deduction against supporting evidence for any Products returned unsold.

6.3 The royalties thus calculated in accordance with the provisions of article 6.2, shall be payable quarterly on 30th April, 31st July, 30th October and 31st January of each year.

6.4 INTER PARFUMS undertakes to pay to LACROIX, within 30 (thirty) days of the end of each quarter, for the term of the Agreement, the guaranteed minimum royalties set out below, it being specified, however, that the first annual guaranteed minimum is applicable over a period of 22 (twenty-two) months, the first Contract Year being given over to the finalisation and launch of the first perfume; the first guaranteed minimum shall be paid by 30th April 2000 at the latest.

             PERIOD                          GUARANTEED MINIMUM (French Francs
                                                    excluding VAT)
--------------------------------------------------------------------------------
1st March 1999 - 31st December 2000

1st January 2001 - 31st December 2001

1st January 2002 - 31st December 2002

1st January 2003 - 31st December 2003

1st January 2004 - 31st December 2004

1st January 2005 - 31st December 2005

1st January 2006 - 31st December 2006

1st January 2007 - 31st December 2007

1st January 2008 - 31st December 2008

1st January 2009 - 31st December 2009

1st January 2010 - 31st December 2010
--------------------------------------------------------------------------------


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6.5 INTER PARFUMS undertakes, at the dates specified in Article 6.3 above, to provide quarterly statements indicating the exact amount of royalties due under this Agreement as calculated in accordance with Articles 6.1 and 6.2 above. At the same dates, INTER PARFUMS shall pay to LACROIX the exact amount of royalties thus calculated even if it is in excess of the minimum guaranteed amount set out in Article 6.4. If this amount is less, INTER PARFUMS shall pay the minimum guaranteed amount due at that date to LACROIX. However, the payment may be less than the minimum guaranteed for the same quarter if the aggregate sum paid for the previous quarters of the Contract Year in course is greater than the aggregate of the sums actually owed by INTER PARFUMS.

6.6 It is agreed that the annual accounts pertaining to the royalties due shall be closed each year within 3 (three) months after the end of the corresponding Contract Year.

6.7 INTER PARFUMS undertakes to submit audited annual accounts relating to the royalty payments. The said accounts shall be sent to LACROIX before the end of the third month following the closure of accounts for each corresponding Contract Year.

6.8 INTER PARFUMS shall maintain complete and precise records of all sales of the Products under this Agreement and shall allow an agent or authorised representative of LACROIX to examine the said records, make copies of them and check the corresponding entries in INTER PARFUMS' books once per year and at LACROIX's expense for the full term of the Agreement for 3 (three) years after it has expired.

6.9 INTER PARFUMS discloses below, purely for guidance, its forecast turnover plan (ex-works) for a period of 10 (ten) years, without it constituting any contractual obligation upon it:

   PERIOD            Forecast turnover (ex-works)
-------------------------------------------------------
    1999                    Product development

    2000

    2001

    2002

    2003

    2004

    2005

    2006

    2007

    2008
-------------------------------------------------------



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ARTICLE 7: CREATION, INDUSTRIAL DEVELOPMENT OF THE PRODUCTS AND COMMUNICATION

7.1 The creation of the Products and communication relating to the Products shall be consistent with a style that is exclusive to "CHRISTIAN LACROIX". In order to ensure such consistency INTER PARFUMS undertakes to leave LACROIX full initiative for the creation and advertising communication of the Products, within the limits of the budget set by INTER PARFUMS and with the express proviso that LACROIX involves INTER PARFUMS closely in all stages of creation and development of the communication, in order to allow INTER PARFUMS to suggest any modifications it feels appropriate. The Parties undertake to do their best to cooperate in order to achieve together a common project, and this perspective they define below the conditions for distributing the respective tasks.

7.2 BUSINESS PLAN

     a) For all future launches contemplated, INTER PARFUMS shall provide LACROIX with a Business Plan containing the following items:

          o    Intended targets and markets
          o    Price positioning
          o    Distribution strategy
          o    Communications strategy
          o    Budget for creation and communication ("BUDGET")
          o    Forecast turnover

     b) The Business Plan defined above shall be presented at a meeting between the Parties and any outside contributors they may call in to discuss the said plan. In particular, the opportuneness of launching a new Product and the general characteristics of such Product and of the above Business Plan shall be discussed at such time.



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7.3 PRODUCT CONCEPT AND CREATION

7.3.1 LACROIX shall maintain total control of the concept of any Product under consideration and of its creation, within the limits of the Budget set by INTER PARFUMS, and with the express proviso that the development of the concept and creation shall be submitted for the approval of INTER PARFUMS at each stage of creation, which shall be as follows:

     o    finalisation of the Product concept,
     o drawing up of briefs for designers (styling and perfume) giving them working guidelines,
     o    finalisation of the bottle styling,
     o    development and choice of perfume,
     o    development and choice of packaging,
     o    choice of the Product name.

7.3.2. LACROIX and INTER PARFUMS shall, by mutual agreement, choose the creator of the perfume extracts and the designer of the perfume bottle and packaging from among recognised professionals in their field of activity.

7.4 INDUSTRIAL DEVELOPMENT OR TECHNICAL FINALISATION OF PRODUCTS

7.4.1 The Parties agree that INTER PARFUMS shall retain complete control of all stages of industrial development. It shall freely select the suppliers of packaging items (moulds, caps, pumps, boxes, packing, labels, etc.), it being understood that the technical finalisation of the new Product under consideration shall be submitted for final approval to LACROIX.

7.4.2 INTER PARFUMS shall provide LACROIX, for verification purposes, with samples of the Products before they are made commercially available. INTER PARFUMS further undertakes to commercialise only Products in conformance with the prototypes decided upon by mutual agreement.



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7.5 COMMUNICATION

7.5.1 INTER PARFUMS shall give details of its proposed Budget under the Business Plan referred to above and set it in agreement with LACROIX; its communication strategy, relating in particular to the choice of media or means of communication (point-of-sale advertising, advertising, public relations, etc.).

7.5.2 INTER PARFUMS shall present a media plan and forward it for approval to LACROIX insofar as possible.

7.5.3 The Parties agree that the creation of visuals for point-of-sale advertising, advertising and public relations shall be left to LACROIX, within the limits of the Budget set for this purpose by mutual agreement between the Parties and with the express proviso that LACROIX submits the project for approval to INTER PARFUMS, at each of the following stages:

          o    concept of the advertising visuals for the new Product;

          o choice of contributors, in particular models, photographers or visual artists, and the fees paid for their contribution to the creation of the visuals;

          o    the end result of the advertising visuals so designed.

ARTICLE 8: SUBCONTRACTORS

8.1 INTER PARFUMS is authorised, under its entire liability, to contract out any or all of the manufacturing of the Products and to entrust the commercialisation of the Products to third parties acting in a capacity of sales agents or Distributors on the following conditions:

          o INTER PARFUMS gives an undertaking that all manufacturing of the Products or perfume extracts by its subcontractors shall be done in Europe;

          o INTER PARFUMS undertakes to have its subcontractors and Distributors abide by the general terms and conditions of this Agreement;

          o INTER PARFUMS shall from time to time transmit the list of subcontractors and Distributors to LACROIX, at its request.



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8.2 Quality control - INTER PARFUMS shall regularly control, or have controlled, the quality of the Products manufactured and packaged by its subcontractors and undertakes to inform LACROIX at the earliest opportunity of any technical defects reported and to take all necessary measures to correct such defects. INTER PARFUMS undertakes to send random samples of the Products to be commercialised to LACROIX at its request and at most once per month.

ARTICLE 9: MARKETING PLAN

9.1 By 31st October of each year at the latest, INTER PARFUMS shall send a Marketing Plan relating to the next calendar year to LACROIX for approval. The said Plan shall contain essentially:

          o    the update of the Product ranges,
          o    proposals for retail price positioning,
          o    programme for events and promotion.

9.2 By 31st January of each year at the latest, INTER PARFUMS shall send to LACROIX, for information, the following budget forecasts:

          o    a forecast for the current year's turnover,
          o    the advertising budget for the current year,
          o    a draft project for media plans.

ARTICLE 10: ADVERTISING SPENDING

10.1 INTER PARFUMS, jointly with its Distributors, undertakes to invest in advertising for the Products a minimum of _____________________ of net local wholesale annual turnover from the sale of the Products for the entire term of the Agreement. The advertising budget will cover advertising expenses at points-of-sale (shop windows, samples, miniatures, testers, etc.), advertising spending on media (magazines, newspapers, television, etc.) and public relations and promotional expenses. INTER PARFUMS further undertakes to audit the advertising spending and actions of its Distributors.

10.2 INTER PARFUMS further undertakes that the total amount of its spending on advertising for the Products, and that of its Distributors, shall be at least
____________________________



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___________________________ for the aggregate expenditure of the second and third Contract Years.

ARTICLE 11: TRADEMARKS

11.1 INTER PARFUMS acknowledges the present and future rights of LACROIX in the Trademarks, including in particular the Trademarks described in Article 11.6 hereunder, and undertakes not to contest the said rights. The Parties to this Agreement acknowledge that all of the rights pertaining to the Trademarks and deriving from the use thereof by INTER PARFUMS are the sole property of LACROIX.

11.2 INTER PARFUMS undertakes not to use the Trademarks other than in the form specified in Exhibit 1 and solely in connection with the Products, the Product Environment, and the sale and promotion thereof.

11.3 INTER PARFUMS shall seek the prior consent of LACROIX for any combined use of the Trademarks with another name, trademark, logo or other wording or device. INTER PARFUMS shall further request clear and unequivocal prior consent from LACROIX before using the Trademarks in its letterheads.

11.4 The Parties hereto shall decide jointly if it becomes necessary to chose and file applications for one or more new trademarks for the different lines of Products. To this end, INTER PARFUMS shall provide LACROIX, in the Marketing Plan referred to in Article 9 above, with full particulars pertaining to the said trademarks. INTER PARFUMS undertakes to show reasonable restraint in its wishes to create new trademarks and, in any event, not to plan filing applications for more than 3 (three) new trademarks during the entire term of this Agreement.

11.5 INTER PARFUMS shall propose to LACROIX several names and/or logos for the aforementioned new trademarks after making the relevant searches concerning prior registrations of such names and/or logos in the countries indicated by INTER PARFUMS. LACROIX shall file any applications for the said new trademarks in its own name and at its expense with the relevant institutions for at most 40 (forty) countries in which INTER PARFUMS effectively intends to distribute the Products. It is understood that the terms and conditions of this Agreement shall apply to the new trademark thus created.

11.6 If it becomes necessary to file an application for the LACROIX Trademark in any country where the Trademark is not currently registered, LACROIX shall file the Trademark application in



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order to allow INTER PARFUMS to distribute the Products in accordance with local rules and regulations.

11.7 LACROIX shall use its best efforts, if it deems necessary, and insofar as the possibilities provided by local rules and regulations allow, to combat any infringing registration of the Trademarks, any passing-off of the Products and any unlawful use of the Trademarks by third parties in the same field as that of the Products. LACROIX shall act in consultation with INTER PARFUMS who, for its part, shall be obliged to provide LACROIX with all possible assistance.

11.8 INTER PARFUMS shall keep LACROIX informed of any infringement and more generally of any violation of the Trademarks or of any other of LACROIX's intellectual property rights in the Products which may come to its knowledge. LACROIX shall take whatever measures it deems appropriate.

11.9 If, for any reason, LACROIX considers it unnecessary to bring any action, LACROIX shall notify INTER PARFUMS, who shall then be entitled to enforce LACROIX's rights at its own expense. INTER PARFUMS shall use its best efforts, under close supervision of LACROIX, to defend LACROIX's rights as best it can, insofar as local laws and regulations authorise as much. INTER PARFUMS shall seek the prior consent of LACROIX before taking any action and, in particular, before making any statements or passing on any information.

11.10 In the countries listed in Exhibit 1 of this Agreement, where the Trademark applications have not yet been registered, LACROIX shall complete the registration procedures. However, LACROIX cannot be held liable in any way for any application being rejected. LACROIX further undertakes to use its best efforts to renew, at its expense, the registrations of the trademarks listed in
Exhibit 1 throughout the entire term of this Agreement.

11.11 Should any legal or other obstacles impede trademark applications in any country where the said application would be desirable, the Parties hereto shall use their best efforts to remove the impediment in question or to find an alternative.

11.12 If LACROIX so requests, INTER PARFUMS shall do its best to support the filing of applications and applications for renewal of the Trademarks, in particular by furnishing all necessary information, by making all necessary statements and by forwarding all necessary documents.



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11.13 LACROIX hereby consents to INTER PARFUMS being registered, at INTER
PARFUMS' expense, as a "Registered User" of the Products in the countries where such registrations are recommended or required by law.

11.14 The Parties may, where applicable, decide to protect the Product bottles and/or boxes by registering a design, such design being registered exclusively in the name of and at the expense of LACROIX.

ARTICLE 12: PRIOR TERMINATION

12.1 This Agreement may be terminated as of right and without prior notice by either of the Parties hereto:

          a) in the event of either Party becoming insolvent, filing for bankruptcy, or going into receivership;

          b) in the event of either Party ceasing trading for any reason whatsoever.

12.2 This Agreement shall also be terminated under the following circumstances after serving official notice without advance warning:

          a) in the event of failings seriously affecting the rights of either Party to this Agreement and if such failings are not remedied within 30 (thirty) days of a reminder being sent by the other Party,

          b) in the event of breach by INTER PARFUMS of its obligations to make payments in full of the sums owing pursuant to Article 6, within 8 (eight) days of notice being sent by recorded delivery mail.

12.3 Notice of termination and reminder letters shall be sent by recorded delivery mail.

12.4 If either of the Parties considers the other Party's grounds for terminating the Agreement are unjustified or unfounded, it may submit the termination claim to the courts of law.



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ARTICLE 13: EFFECTS OF TERMINATION - OBLIGATIONS OF THE PARTIES

13.1 The termination of this Agreement further to the occurrence of one of the events listed in Article 12 above in no way releases the Parties from their obligations hereunder or from the obligations applicable subsequent to the discharge hereof. If LACROIX is induced to terminate the Agreement because of what is deemed a serious failing under the Agreement by INTER PARFUMS, all of the unpaid royalties shall become due immediately.

13.2 At the Expiration Date of this Agreement, INTER PARFUMS shall cease forthwith all use of the Trademarks and remove all mention of the said Trademarks from its business documents, invoices, letterheads, advertising, etc. INTER PARFUMS shall also cease to refer to LACROIX, to the Trademarks, and to its past collaboration with LACROIX as a business partner or licensee and shall bear sole responsibility with regard to its sub-licensees.

13.3 Disposal of stock

13.3.1 INTER PARFUMS shall be entitled to commercialise such Products as were already manufactured or in the process of manufacture at the Expiration Date of the Agreement for 6 (six) months after the term hereof. INTER PARFUMS shall send to LACROIX within 15 (fifteen) days as from the Expiration Date of the Agreement a statement of stocks of the Product remaining to be disposed of, it being specified that the said stocks shall not be of a greater volume than the sales of the Products over a 6 (six) month period. The said volume shall be calculated on the basis of mean output recorded during the 6 (six) months preceding the expiration of the Agreement. The remainder of the Products shall be disposed of within 6 (six) months after the expiration of the Agreement, in accordance with the contractual terms of sale and via the sales networks previously used or similar networks. INTER PARFUMS shall draw up a statement of sales thus made at the earliest 6 (six) months after the Agreement has expired and shall pay the corresponding royalties to LACROIX, excluding any sales made to LACROIX at cost price. INTER PARFUMS undertakes to return at cost price the advertising material in stock at the date the Agreement expires.

13.3.2 If at the end of the 6 (six) month period, INTER PARFUMS has not disposed of all its stock, the Parties agree as follows:

         o LACROIX may, at its option alone, decide whether or not to purchase at cost price those Products not sold by INTER PARFUMS.



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          o    If the unsold Products are not bought back from INTER PARFUMS, the Parties shall seek an amicable solution in their common interest.

13.3.3 LACROIX may purchase the moulds for the Products from INTER PARFUMS for a price corresponding to their net book value at the date the Agreement expires.

ARTICLE 14: LIABILITY

14.1 LACROIX warrants that is has no knowledge of any circumstances that would prevent the Products from being commercialised in the countries named by it in
Exhibit 1, for which Trademarks have already been registered. The Parties shall, however, agree as to the way to proceed for each country prior to delivery of the Products.

14.2 In the event of new circumstances arising after the execution hereof of a nature liable to restrict in a substantial way the rights granted to INTER PARFUMS to use the Trademark in any major country of the Territory, the Parties to the Agreement shall negotiate a revision of the royalty payments.

14.3 INTER PARFUMS declares that it has taken out insurance covering the risks of civil liability towards third parties for injury and/or damage in connection with defects in the design, manufacture, storage, packaging, transport and sale of the Products. INTER PARFUMS shall bear sole liability in any proceedings brought by third parties on the basis of such claims.

ARTICLE 15: WARRANTY - OPERATING LOSSES

15.1 INTER PARFUMS undertakes to subscribe a comprehensive insurance policy to cover any operating losses it may incur through incapacity to continue its activity as a result of damage, loss, accident or any other reason beyond its control. INTER PARFUMS shall provide evidence of such to LACROIX upon request. The insurance policy thus subscribed shall allow INTER PARFUMS, in the event of a claim, to pay royalties to LACROIX corresponding to the minimum guaranteed amounts as set in Article 6.4. The risks covered by the said policy shall not be considered as instances of force majeure.



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ARTICLE 16: CONFIDENTIALITY

Each of the Parties hereto undertakes to maintain the confidentiality of all business information relating to the other Party which may come to its knowledge during the performance of this Agreement and, in particular, to keep the commercial and professional secrets of the other Party. This obligation of confidentiality shall survive the discharge of the Agreement.

ARTICLE 17: ASSIGNMENT OF THE AGREEMENT

16.1 The Parties expressly agree that a simple change of majority shareholder or a change of control of either of the Parties shall not warrant early termination of this Agreement by the other Party.

16.2 Notwithstanding the provisions of paragraph 17.1 hereof, neither of the Parties is authorised to transfer or assign in part or in full its rights or obligations hereunder to any third party. Moreover, INTER PARFUMS undertakes not to assign total or partial sub-licences for its rights acquired hereunder.

ARTICLE 18: MODIFICATION OF THE AGREEMENT

18.1 Any exemption or supplementary covenant or any rider to this Agreement shall necessarily be drawn up in writing and executed by the Parties and appended hereto. Any modification on this basis shall be restricted to the specific point for which it is agreed.

18.2 If either of the Parties is unable to honour its undertakings under this Agreement, it shall notify the other Party of such so that they can mutually agree to amend the Agreement in their common interest.

18.3 If one or more clauses of this Agreement should prove to be void, this shall in no way affect the validity of the other provisions of the Agreement nor the validity of the Agreement as a whole. Likewise if this Agreement were to prove incomplete. The clause to be deleted or which is missing shall be replaced by a legally valid provision consistent with the subject matter of this Agreement.



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ARTICLE 19: MISCELLANEOUS

19.1 LACROIX's failure at any time to require that INTER PARFUMS perform its obligations in full, or to exercise any right acknowledged hereunder shall under no circumstances be interpreted as a waiver by LACROIX of its right to require INTER PARFUMS to perform the obligation in question.

19.2 All taxes and duties that may be due as a result of this licence and the payment of royalties shall be borne by INTER PARFUMS who undertakes to pay them in good time and to fulfil any tax formalities deriving from this Agreement.

19.3 Expenses relating to administrative formalities for the registration of this licence with the competent authorities shall be borne by INTER PARFUMS, who undertakes to pay them.

ARTICLE 20: GOVERNING LAW - ATTRIBUTION OF JURISDICTION

20.1 This Agreement is governed by the laws of France.

20.2 In the event of any dispute arising from the construction, performance or consequences of this Agreement, the Parties undertake to use their best efforts to seek an amicable solution.

20.3 If the Parties cannot be reconciled, any dispute shall be brought before the exclusive jurisdiction of the Courts of Law of Paris.

Done in Paris this eighteenth day of March, in the year nineteen hundred and ninety-nine.

In two originals

       Christian Lacroix                             Inter Parfums

       /s/Serge Marx                                 /s/ Philippe Benacin



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